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                                                                     Exhibit 3.2

                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION

                                       OF

                             SCHULER HOLDINGS, INC.



         The undersigned hereby certifies that:

         1. He is the duly elected and acting President and Chief Executive Officer of Schuler Holdings, Inc., a Delaware corporation.

         2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of the State of Delaware on October 12, 2000.

         3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Certificate of Incorporation amends Article FIRST of this corporation's Certificate of Incorporation to read in its entirety as follows:

                  "The name of the Corporation is Schuler Homes, Inc."


         4. This Certificate of Amendment has been duly approved and adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by James K. Schuler, its President and Chief Executive Officer, this 2nd day of April 2001.




                                          /s/ James K. Schuler
                                          --------------------
                                          James K. Schuler
                                          President and Chief Executive Officer